Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

March 17, 2005

Contacts: Investors: Jennifer Rice, (847) 295-5000, investor.relations@hewitt.com

                                    Genny Pennise, (847) 295-5000, investor.relations@hewitt.com

                  Media: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Announces Preliminary Results of

Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. — Hewitt Associates, a global human resources services firm, today announced the preliminary results of its modified “Dutch Auction” tender offer to purchase shares of its outstanding Class A, Class B and Class C common stock. The tender offer expired at 12:00 Midnight, New York City time, on Wednesday, March 16, 2005.

Based on a preliminary count by the depositary for the tender offer, an aggregate of 16,967,406 shares were properly tendered and not withdrawn at $29.00 per share (the “purchase price”) (8,531,368 Class A shares, 8,436,038 Class B shares and zero Class C shares). In addition, approximately 9,111,528 Class A shares were tendered at various price points within the stated price range of $29.00 to $31.50 through notice of guaranteed delivery.

Under the terms of the tender offer, the Company had offered to purchase shares of its Class A, Class B and Class C common stock at the lowest price within the price range of $29.00 to $31.50 per share that would allow it purchase up to an aggregate of 8,000,000 shares, or such greater number of shares that the Company elected to purchase, subject to applicable law. The Company expects to purchase an additional 2,344,827 shares, bringing the total number of shares that it preliminarily expects to purchase to an aggregate of 10,344,827 shares at the purchase price of $29.00 per share. Because the number of shares tendered at the purchase price exceeds the number of shares that the Company expects to accept for purchase, the preliminary proration factor for the tender offer is 39.7%, assuming the 9,111,528 shares tendered through notice of guaranteed delivery were tendered at the purchase price.

A total of 10,585,256 Class B shares and zero Class C shares were tendered at all prices within the stated price range for the tender offer of $29.00 to $31.50 per share. This represents less than 30% of the total number of Class B and Class C shares that were eligible to be tendered.

The determination of the final purchase price and the final proration factor is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn, the purchase price and the final proration factor will be announced promptly following completion of the confirmation process. Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will occur promptly thereafter.

The dealer manager for the tender offer is Goldman, Sachs & Co. and the information agent is Georgeson Shareholder Communications, Inc. For questions and information about the tender offer, please call the information agent toll free at 1-877-278-9664.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit www.hewitt.com.

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